EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-38754) and Forms S-8 (No. 33-88268, No. 33-73944, No. 333-18877, No. 33-95256 and No. 33-97250) of Uniroyal
         Technology Corporation of our reports dated December 21, 2001, (which reports are unqualified and include or refer to an explanatory paragraph related to the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Uniroyal Technology Corporation for the year ended September 30, 2001.







         DELOITTE & TOUCHE LLP


         Tampa, Florida
         December 27, 2001